This Amendment (the “Amendment”) to the Employment Agreement by and among GoDaddy.com, LLC (the "Company" or "GoDaddy"), Desert Newco, LLC (“Parent”), and Blake Irving ("Executive") effective as of June 1, 2014 (the “Employment Agreement”) is being made pursuant to Section 10(b) of the Employment Agreement and is effective as of August 21, 2017. Capitalized terms used below have the meanings set forth in the Employment Agreement except as otherwise defined herein.
1.Employment Term. Effective as of December 31, 2017 (the “Resignation Date”), Executive will voluntarily resign as Chief Executive Officer of the Company and as an officer and director on all boards of directors of the Company’s subsidiaries and affiliates, except as otherwise provided in Section 2 of this Amendment. Until the Resignation Date, Executive will continue to perform the duties, consistent with his position as Chief Executive Officer. Following the Resignation Date through February 28, 2018 (the “Transition Period”), Executive will remain employed with the Company on a part-time basis providing advisory services to the Company’s Chief Executive Officer to ensure a smooth transition of the Chief Executive Officer role and such other tasks as may be reasonably assigned to Executive by the Company’s Chief Executive Officer. This Section 1 of the Amendment specifically amends Sections 1 and 2 of the Employment Agreement.
2.    Director Term. Consistent with the resignation letter submitted to GoDaddy Inc. (“GDDY”) board of directors (the “Board”) on August 20, 2017, Executive will remain on the Board following the Resignation Date and voluntarily resign as a member of the Board effective as of immediately after the final adjournment of the 2018 GDDY annual meeting of stockholders (expected to occur in June 2018) (the “2018 Annual Meeting”). This Section 2 of the Amendment specifically amends the last sentence of Section 5(b) of the Employment Agreement and any other contrary provision of the Employment Agreement.
3.    Employee Compensation.
(a)    Until the Resignation Date, Executive will continue to be paid his base salary, vest in his GDDY equity awards in accordance with the Equity Documents, and participate in the Company’s employee benefit plans in accordance with their terms. Until the Resignation Date, the Company also shall pay all travel expenses associated with Executive’s travel to and from any of the Company’s work locations.
(b)    During the Transition Period, Executive will be paid a monthly base salary of $1,200 in accordance with the Company’s normal payroll practices and subject to the usual and required withholdings, and continue to vest in his GDDY equity awards and participate in the Company’s employee benefit plans in accordance with their terms; provided, however, that any employee benefits that Executive is receiving solely due to his role as Chief Executive Officer or member of the Company’s senior leadership team will cease as of the Resignation Date.
(c)    Executive will be eligible to receive his fiscal 2017 Management by Objective bonus (the “2017 MBO”) provided he remains employed as Chief Executive Officer through the Resignation Date. The 2017 MBO will be calculated as follows (i) 80% will be determined and paid out commensurate with the Company’s level of achievement against the previously approved 2017 MBO targets as a factor in determining employee bonuses, as determined by the Compensation Committee of the Board; and (ii) 20% will be determined and paid out as if Executive had achieved 100% of his individual goals for 2017. The 2017 MBO will be paid at the same time as MBO bonuses are generally paid to other senior executives of the Company, but no later than February 28, 2018. Executive’s continued employment in 2018 during the Transition Period will not in any way make him eligible to participate in the 2018 MBO plan.

4.    Director Compensation.
(a)    From the end of the Transition Period through the date of the 2018 Annual Meeting (the “Director Term”), Executive will receive cash compensation for his service on the Board pursuant to the GDDY Outside Director Compensation Policy as may hereinafter be amended (the “Director Compensation Policy”), pro-rated for the Director Term, and payable at the same time as cash compensation is paid to other “Outside Directors” (on or about April 1, 2018) if Executive serves on the Board through such date. During the Director Term, Executive will be eligible to participate in the Company’s health plans as long as he continues to serve as an Outside Director, and thereafter by making a timely election to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(b)    In addition, during the Director Term, Executive will be eligible to receive a lump sum cash payment of $75,000, which represents the approximate pro-rated (based on the length of the Director Term) cash value of the “Annual Award” under the Director Compensation Policy that Executive would have received thereunder had he been an “Outside Director” on the date of the 2017 annual meeting of GDDY stockholders. This cash payment will be paid on the 2018 Annual Meeting (which is expected to occur on or about June 2018) if Executive serves on the Board through the day prior to the 2018 Annual Meeting.
5.    At-Will Employment. Notwithstanding anything in this Amendment or the Employment Agreement to the contrary, Executive and the Company agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice.
6.    Acknowledgements. Executive acknowledges and agrees that:
(a)    effective as of the Effective Date, Executive waives his right to assert “Good Reason” under Section 5 of the Employment Agreement in exchange for the promises made herein by Company, Parent, and GDDY;
(b)    until the Resignation Date, Executive’s rights under Section 5 (Termination of Employment) of the Employment Agreement will remain in full force and effect subject to any conditions set forth in the Employment Agreement, and except as amended by Section 2 and Sections 6(a) and 6(c) of this Amendment;
(c)    following the Resignation Date, Executive is not entitled to any additional compensation or equity from the Company or any of its subsidiaries or affiliates other than his Accrued Obligations and compensation set forth in the Amendment; and
(d)    the Employment Agreement continues to remain in full force and effect, except as amended by this Amendment.
7.    Entire Agreement. The Employment Agreement (as amended by the Amendment), Restrictive Covenant Agreement, the Director Compensation Policy, and the Equity Documents contain the entire understanding of the parties with respect to the subject matter of this agreement and supersede any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company's applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive's employment and service on the Board. This Amendment may not be altered, modified, or amended except by written instrument signed by the parties that references Section 10(b) of the Employment Agreement.

8.    Counterparts. This Amendment may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.
Each party is signing this Amendment on the date set out below its signature.

GoDaddy.com, LLC

/s/ Nima Jacobs Kelly
By: Nima Kelly
August 21, 2017

Executive

/s/ Blake Irving
Blake Irving
August 21, 2017

Desert Newco, LLC

/s/ Nima Jacobs Kelly
By: Nima Kelly
August 21, 2017

GoDaddy Inc.

/s/ Nima Jacobs Kelly
By: Nima Kelly
August 21, 2017